EXHIBIT 99.1

Aceto Corporation 4 Tri Harbor Court Port Washington, New York 11050
“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Announces Fiscal 2012 Fourth Quarter and Year End Results

Board declares regular quarterly dividend of $0.055 per share, an increase of 10%

FISCAL 2012 FULL YEAR HIGHLIGHTS (Comparisons to FY 2011):

●	Net sales increased 7.7% to $444.4 million a record level
●	Gross profit increased 24.6% to $82.0 million a record level
●	Net income increased 89.4% to $17.0 million a record level

PORT WASHINGTON, NY – September 6, 2012 – ACETO Corporation (NASDAQ:ACET), a global leader in the marketing, sales and distribution of pharmaceutical active ingredients and intermediates, finished dosage form generic pharmaceuticals, nutraceutical products, agricultural protection products and specialty chemicals today announced results of operations for its fiscal 2012 fourth quarter and full year ended June 30, 2012. The Board of Directors also declared a regular quarterly dividend of $0.055 per common share, representing an annualized increase of 10%.

Commenting on the results, Albert Eilender, Chairman and CEO of ACETO, stated, “We are very pleased with our results for both the fiscal fourth quarter and full fiscal year 2012.  For the fiscal year, we had record sales of $444.4 million, up 8%.  Yearly sales revenue comparisons were unfavorably impacted by our withdrawal from the low-margin glyphosate business, as this product represented $24 million of sales in fiscal 2011.  Excluding that product in 2011, the full fiscal 2012 year’s revenue would have increased by 14%”.

“We also experienced significant margin expansion during the year, due to a variety of factors; most prominently being the inclusion of a full year as contrasted with six months in fiscal 2011 of our Rising Pharmaceuticals generic business and improved product mix.  Earnings per diluted share on a GAAP basis increased by 85% to $0.63, compared to fiscal 2011 earnings per diluted share of $0.34.  On a non-GAAP basis, fiscal 2012 earnings per diluted share were $0.65, compared to $0.47 in the prior fiscal year, an increase of 38%. As we enter into fiscal 2013, we remain optimistic about our overall top and bottom line growth opportunities”.

Mr. Eilender concluded, “With a strong pipeline of products in the Pharmaceutical Ingredients and Human Health segments, we have confidence in ACETO’s ability to continue to drive sales and profit improvements, although sales growth may fluctuate on a quarterly basis due to the nature of our business and the markets we serve. Coupled with a strong balance sheet, we remain very well positioned to continue to invest in our growth initiatives.  We are also pleased to announce that the Board of Directors has decided to provide an enhanced return to our stockholders by increasing our quarterly dividend payment by 10%”.

FINANCIAL REVIEW

Net sales for the fiscal year ended June 30, 2012 were $444.4 million, a 7.7% increase from $412.4 million for fiscal year 2011. Gross profit for fiscal 2012 was $82.0 million, an increase of 24.6% from $65.8 million in fiscal 2011. For fiscal 2012, the Company reported net income of $17.0 million, or $0.63 per diluted share, compared to $9.0 million, or $0.34 per diluted share in fiscal 2011.  Fiscal 2012 was negatively impacted by charges relating to the separation of certain executive management employees and earn out costs related to the December 2010 acquisition of Rising Pharmaceuticals, Inc., while fiscal 2011 was impacted by two one-time charges relating to the December 31, 2010 acquisition of Rising Pharmaceuticals, Inc. After adjusting for the  charges in both periods and a favorable tax adjustment in fiscal 2012, ACETO’s net income for fiscal 2012 was $17.5 million, or $0.65 per diluted share, compared to $12.3 million, or $0.47 per diluted share, for fiscal 2011.

Net sales for the fiscal 2012 fourth quarter were $110.9 million, a decrease of 8.5% from $121.2 million reported in the fiscal 2011 fourth quarter. Again excluding $ 12.9 million of glyphosate sales in the 2011 fiscal fourth quarter, total company sales would have increased by 2.4%. Sales in the Human Health segment increased by 17.7%, largely driven by new generic product launches at Rising Pharmaceuticals, as well as growth in sales of domestic nutritional supplements. After factoring out the glyphosate sales, Performance Chemicals revenue increased by 1.9%.  These increases were partly offset by a sales decline of 5.1% in the Pharmaceutical Ingredients segment due to timing of customer orders.

Total company gross profit increased 3.6% to $20.7 million in the 2012 fiscal fourth quarter, compared to $20.0 million in the fiscal 2011 fourth quarter.  Net income increased 13.9% to $4.0 million, or $0.15 per diluted share, for the fiscal 2012 fourth quarter, compared to net income of $3.5 million, or $0.13 per diluted share, for the comparable quarter of fiscal 2011. The December 2010 Rising Pharmaceuticals acquisition is performing, and is anticipated to perform, better than the initial projection. Based upon that projection, the fiscal 2012 fourth quarter results also included a one-time charge for additional earn out costs. After adjusting for this one-time charge, the fiscal 2012 fourth quarter net income was $4.4 million, or $0.17 per diluted share.

DIVIDEND DECLARATION

The Board of Directors declared a regular quarterly dividend of $0.055 per common share. This quarterly cash dividend will be distributed on September 28, 2012 to shareholders of record as of September 17, 2012.  This quarterly dividend represents an increase of 10% on an annualized basis.

CONFERENCE CALL

Albert Eilender, Salvatore Guccione, Ronald Gold and Douglas Roth will conduct a conference call at 9:00 a.m. ET on September 7, 2012 to discuss the operating results for the fiscal 2012 fourth quarter. Interested parties may participate in the call by dialing 800-447-0521 (847-413-3238 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the ACETO call (conference ID # 33144305).  The conference call will also be webcast live via the Investor Relations section of our website, www.aceto.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday September 7, 2012 until 5:00 p.m. ET on Monday September 10, 2012.  Dial 888-843-7419 (630-652-3042 for international callers) and enter the code 33144305 for the phone replay.

ABOUT ACETO

ACETO Corporation, incorporated in 1947, is a global leader in the marketing, sales and distribution of pharmaceutical active ingredients and intermediates, finished dosage form generic pharmaceuticals, nutraceutical products, agricultural protection products and specialty chemicals.  With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical consuming industries.  ACETO’s global operations, including a staff of 26 in China and 12 in India are distinctive in the distribution industry and enable its worldwide sourcing and regulatory capabilities.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.   ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report or Form 10-K for the fiscal year ended June 30, 2011 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:
Amy Glynn
The Ruth Group
(646) 536-7023
aglynn@theruthgroup.com

(Financial Tables on Following Pages)

Aceto Corporation and Subsidiaries
Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$110,949	$121,204	$444,388	$412,428
Cost of sales	90,235	101,208	362,356	346,590
Gross profit	20,714	19,996	82,032	65,838
Gross profit %	18.67%	16.50%	18.46%	15.96%

Selling, general and
administrative expenses	14,988	14,983	56,666	49,288
Operating income	5,726	5,013	25,366	16,550

Other (expense) income, net of interest expense	(437)	(550)	(626)	412

Income before income taxes	5,289	4,463	24,740	16,962
Income tax provision	1,308	969	7,759	7,994
Net income	$3,981	$3,494	$16,981	$8,968

Net income per common share	$0.15	$0.13	$0.64	$0.35

Diluted net income per common share	$0.15	$0.13	$0.63	$0.34

Weighted average shares outstanding:
Basic	26,671	26,473	26,587	25,906
Diluted	27,006	26,641	26,812	26,098

Aceto Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per-share amounts)

	June 30, 2012	June 30, 2011

Assets
Current Assets:
Cash and cash equivalents	$24,862	$28,664
Investments	1,518	943
Trade receivables: less allowances for doubtful
accounts: June 30, 2012 $887; and June 30, 2011 $682	74,744	83,735
Other receivables	2,979	5,373
Inventory	84,687	77,433
Prepaid expenses and other current assets	2,231	1,720
Deferred income tax asset, net	948	747

Total current assets	191,969	198,615

Property and equipment, net	11,705	12,095
Property held for sale	3,752	3,752
Goodwill	33,495	33,625
Intangible assets, net	45,251	50,658
Deferred income tax asset, net	4,719	3,477
Other assets	8,389	9,443

Total Assets	$299,280	$311,665

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$6,713	$6,247
Accounts payable	42,007	44,614
Accrued expenses	24,921	32,019
Deferred income tax liability	-	306
Total current liabilities	73,641	83,186

Long-term debt	39,052	48,750
Long-term liabilities	12,943	12,859
Environmental remediation liability	5,633	5,998
Deferred income tax liability	8	51
Total liabilities	131,277	150,844

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 26,937 and 26,644 shares issued;
26,937 and 26,620 shares outstanding at
June 30, 2012 and June 30, 2011, respectively)	269	266
Capital in excess of par value	64,071	62,329
Retained earnings	102,344	90,713
Treasury stock, at cost:
(0 and 24 shares at June 30, 2012 and
June 30, 2011, respectively)	-	(230)
Accumulated other comprehensive income	1,319	7,743
Total shareholders' equity	168,003	160,821

Total liabilities and shareholders' equity	$299,280	$311,665

Aceto Corporation
Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)
(in thousands, except per share amounts)

	(unaudited) Three Months Ended June 30, 2012	(unaudited) Diluted Net Income Per Common Share Three Months Ended June 30, 2012	(unaudited) Three Months Ended June 30, 2011	(unaudited) Diluted Net Income Per Common Share Three Months Ended June 30, 2011	(unaudited) Twelve Months Ended June 30, 2012	(unaudited) Diluted Net Income Per Common Share Twelve Months Ended June 30, 2012	(unaudited) Twelve Months Ended June 30, 2011	(unaudited) Diluted Net Income Per Common Share Twelve Months Ended June 30, 2011

Net income, as reported	$3,981	$0.15	$3,494	$0.13	$16,981	$0.63	$8,968	$0.34

Adjustments:
Separation charges	-	0.00	-	-	884	0.03	-	-
Earn out costs	761	0.03	-	-	761	0.03	-	-
Transaction costs related to Rising acquisition	-	0.00	-	-	-	0.00	1,060	0.04

Adjusted income excluding charges	4,742	0.18	3,494	0.13	18,626	0.69	10,028	0.38
Adjustments to provision (benefit) for income taxes	297	0.01	-	-	1,171	0.04	(2,225)	(0.09)

Adjusted net income (Non-GAAP)	$4,445	$0.17	$3,494	$0.13	$17,455	$0.65	$12,253	$0.47

Diluted weighted average shares outstanding	27,006	27,006	26,641	26,641	26,812	26,812	26,098	26,098

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units.

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